Exhibit 10.1

NINTH AMENDMENT TO LEASE

This NINTH AMENDMENT TO LEASE (the "Amendment") is made and entered into as of the 29 day of March 2024, by and between UPLANDER LLC(“Lessor") and PSYCHEMEDICS CORPORATION, a Delaware corporation ("Lessee"), with respect to that Standard Industrial Lease dated October 6, 1992, and amended January 1, 1993, December 16, 1994, December 31, 1997, May 24, 2005, November 22, 2011, October 13, 2015, June 26, 2020 and March 20, 2022 (as amended, the “Lease"), pursuant to which Lessee leases from Lessor those certain premises located at 5830 Uplander Way, Los Angeles County, California and 5832 Uplander Way, Los Angeles County, California (collectively the "Premises"). Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the same meanings as are ascribed to such terms in the Lease. Lessor and Lessee hereby acknowledge the following:

RECITALS

A.    Lessee herewith exercises the Option to Extend Term provided in the Eighth Amendment to Lease dated March 20, 2022.Said Lease Extension shall commence January 1, 2025 and shall terminate December 31, 2026.

B.    Lessor and Lessee desire to modify the Lease as provided herein.

C.    Except as amended and modified, all terms of the Lease, as amended, shall remain in full force and effect.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, receipt of which is hereby acknowledged, Lessor and Lessee agree as follows:

AGREEMENT

1.    Rent Adjustment. Commencing January 1, 2025 and thereafter annually on each subsequent January 1st, the Base Monthly Rental shall be readjusted by a percentage equal to the increase in the Consumer Price Index (U.S. Department of Labor for all Urban Consumers, Los Angeles-Anaheim-Riverside California {1967=100) hereinafter 'C.P.I. Index") for the previous calendar year period of January 1st through December 31st; provided, however, notwithstanding the C.P.I. Index, the Base Monthly Rental for calendar year 2025 and for each subsequent calendar year shall increase by no less than two percent (2%) nor more than four percent (4%) per year. If the Bureau of Labor Statistics discontinues publication of the C.P.I. Index, publishes the C.P.I. Index less frequently, or alters the C.P.I. Index in a material manner, then Lessor, in its sole discretion, may adopt a substitute index or procedure which reasonably reflects and monitors consumer prices.

2.    Security Deposit. At such time that the rent is adjusted in accordance with Paragraph 2 above, the security deposit then in effect will be adjusted in a like amount.

3.    Incorporation. Except as otherwise expressly set forth herein, and to the extent necessary to give effect to the provisions hereof, all terms and conditions of the Lease shall remain unmodified and in full force and effect.

4.    Counterparts. This Amendment may be executed in one or more counterpart copies, and each of which, so executed, irrespective of the date of execution and delivery, shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument. The signature pages of one or more of the counterpart copies may be removed from such counterpart copies and be attached to the same copy of this Amendment, which, with all signatures attached, shall be deemed to be an original Agreement.

IN WITNESS WHEREOF, the parties hereto have entered into this Ninth Amendment as of the date first set forth above.

LESSOR		LESSEE

UPLANDER LLC		PSYCHEMEDICS CORPORATION,
a Delaware corporation
By:	/s/ Mitchell H. Hersch	By:	/s/ Brian Hullinger
	MITCHELL H. HERSCH		Brian Hullinger
	MANAGER		CEO

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